Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Rob Jorgenson
February 1, 2013	724-465-5448

S&T Bancorp, Inc. Announces Appointment of

Two New Members to the Board of Directors

Indiana, Pennsylvania – S&T Bancorp, Inc. (NASDAQ:STBA) a full-service financial institution with branch locations in 11 Pennsylvania counties, has announced the appointment of Fred Morelli, Jr.; and Frank Palermo, Jr. to the S&T Bancorp, Inc. Board of Directors.

“Fred and Frank both bring a combination of impressive executive-level management skills and strong experience in the financial industry to our board,” said James C. Miller, chairman of the S&T Bancorp, Inc. Board of Directors. “On behalf of the board, we welcome them to their new roles and are confident that their counsel, expertise and strategic leadership will serve our shareholders well during their tenure on the board.”

Morelli is currently the owner of Morelli Business Advisors in Pittsburgh. In this role, he serves as a consultant for business owners seeking strategic solutions to business decisions. Morelli also serves as vice president of finance for Consumers Produce in Pittsburgh. Throughout his career, Morelli has also held CEO, president, and director positions at wealth management and accounting firms in Pittsburgh. He worked at Alpern Rosenthal and Company for two decades, and was managing partner for the last four years of his tenure there. Morelli currently serves on the Consumers Produce Board. He earned his Bachelor of Science in business and finance from Indiana University of Pennsylvania.

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S&T Bank News Release – Page 2

S&T Bancorp, Inc. Announces Appointment of

Two New Members to the Board of Directors (cont.)

Palermo previously served on the Gateway Bank Board of Directors, where he was Audit Committee Chairman. S&T Bancorp announced its merger with Gateway Bank in March 2012. On the S&T Bancorp, Inc. Board of Directors, Palermo was designated the Audit Committee Financial Expert. Palermo is a Certified Public Accountant (CPA), a Certified Valuation Analyst (CVA) and a shareholder for Palermo/Kissinger & Associates, P.C., CPAs, which is based in Washington, Pa. During his career, Palermo has also held vice president and accounting roles at financial and accounting firms in western Pennsylvania and Cleveland. Palermo recently served as a board member and treasurer for the Bradley Center in Robinson Township, Pa. Palermo earned his Bachelor of Science in business administration (accounting major) from John Carroll University.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson, Washington, and Westmoreland counties. With assets of $4.4 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.

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